UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2016

Simpson Manufacturing Co., Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13429	94-3196943
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5956 W. Las Positas Boulevard, Pleasanton, CA 94588

 (Address of principal executive offices)

(Registrant’s telephone number, including area code): (925) 560-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On July 25, 2016, Simpson Manufacturing Co., Inc. (the “Company”) entered into a second amendment (the “Amendment”) to the unsecured credit agreement dated July 27, 2012 (the “Credit Agreement”) among the Company, Wells Fargo Bank, National Association (“Wells Fargo”), MUFG Union Bank, N.A. (f/k/a Union Bank, N.A.), HSBC Bank USA, N.A., and Bank of Montreal, as lenders, Wells Fargo in its separate capacities as swing line lender and issuer of letters of credit and as administrative agent (in such capacities, the “Agent”), and Simpson Strong-Tie Company Inc. and Simpson Strong-Tie International, Inc. as guarantors of the Company’s obligations under the Credit Agreement. The material terms of the Credit Agreement are described in the Form 8-K filed by the Company on August 1, 2012.

The Amendment extends the term of the Credit Agreement from July 27, 2017, to July 23, 2021. The Amendment incorporates and supersedes the First Amendment to the Credit Agreement dated December 8, 2015, which made a minor change to the definition of “Change of Control” in the Credit Agreement. Under the Amendment, The Northern Trust Company has ceased to be a lender under the Credit Agreement.

The Company is required to pay an annual facility fee of 0.15 to 0.30 percent on the available commitments under the Credit Agreement, regardless of usage, with the applicable fee determined on a quarterly basis based on the Company’s leverage ratio. The Company is also required to pay customary fees as specified in a separate fee agreement between the Company and Wells Fargo, in its capacity as the Agent under the Credit Agreement.

Amounts borrowed under the Credit Agreement will continue to bear interest at an annual rate equal to either, at the Company’s option, (a) the rate for Eurocurrency deposits for the corresponding deposits of U.S. dollars appearing on Reuters LIBOR01screen page (the “LIBOR Rate”), adjusted for any reserve requirement in effect, plus a spread of from 0.60 to 1.45 percent, as determined on a quarterly basis based on the Company’s leverage ratio, or (b) a base rate, plus a spread of 0 percent to 0.45 percent, as determined on a quarterly basis based on the Company’s leverage ratio. The base rate is defined in a manner such that it will not be less than the LIBOR Rate. The Company will pay fees for standby letters of credit at an annual rate equal to the LIBOR Rate plus the applicable spreads described in the preceding sentence, and will pay market-based fees for commercial letters of credit. The spread applicable to a particular LIBOR Rate loan or base rate loan depends on the consolidated leverage ratio of the Company and its subsidiaries at the time the loan is made. The Amendment increases the thresholds at which an increase in the Company’s consolidated leverage ratio will result in the spread changing. Loans outstanding under the Credit Agreement may be prepaid at any time without penalty except for LIBOR Rate breakage costs and expenses.

The Amendment changes a financial ratio in the Credit Agreement, the maximum consolidated leverage ratio. The Company must maintain a maximum consolidated leverage ratio of not greater than 3.00 to 1.00 as of the last day of each fiscal quarter. However, under the Amendment, the maximum consolidated leverage ratio will be increased to 3.25 to 1.00 as of and for each of the four consecutive quarterly testing dates that coincide with the last day of each of the four consecutive fiscal quarters ending on or after the consummation of a permitted acquisition as to which the acquisition consideration paid (or to be paid) by the Company or any of its subsidiaries is $100,000,000 or more. The affirmative and negative covenants of the Company and its subsidiaries and the events of default under the Credit Agreement described in the Form 8-K filed by the Company on August 1, 2012, remain in effect under the Amendment with various limited and customary modifications.

In the ordinary course of business, certain of the lenders under the Credit Agreement and their affiliates have provided to the Company and its subsidiaries, and may in the future provide, (i) investment banking, commercial banking cash management, foreign exchange or other financial services, and (ii) services as a bond trustee and other trust and fiduciary services, for which they have received compensation and may receive compensation in the future.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Amendment, is filed as Exhibit 10.1 to this Report and incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On July 28, 2016, the Company announced its second quarter 2016 results in a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 2.02, including Exhibit 99.1 furnished herewith, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
See Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1
Second Amendment to Credit Agreement, dated as of July 25, 2016, among the Company, as Borrower, Simpson Strong-Tie Company Inc. and Simpson Strong-Tie International, Inc., as Guarantors, the several financial institutions party to the Agreement, as Lenders, and Well Fargo Bank, National Association, in its separate capacities as Swing Line Lender and L/C Issuer and as Administrative Agent.

99.1	Press Release dated July 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE:	July 28, 2016	By	/s/ Brian J. Magstadt
Brian J. Magstadt
Chief Financial Officer

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